UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

WHITE ELECTRONIC DESIGNS CORPORATION
(Name of Registrant as Specified In Its Charter)
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☑ No fee required

☐ Fee computed per Exchange Act Rules 14a-6(i) (1) and 0-11

☐ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

WHITE ELECTRONIC DESIGNS CORPORATION
3601 East University Drive
Phoenix, Arizona 85034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 7, 2009

To the Shareholders of White Electronic Designs Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of White Electronic Designs Corporation, an Indiana corporation (the “Corporation”), will be held at the headquarters of the Corporation, 3601 East University Drive, Phoenix, Arizona 85034, on May 7, 2009, at 11:00 A.M., Mountain Standard time, for the following purposes:

1.	To elect seven directors of the Corporation;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Corporation and its subsidiaries for the fiscal year ending September 30, 2009;

3.	To amend the Corporation’s Amended and Restated Articles of Incorporation, as set forth in Appendix A, to provide, among other things, that the Corporation’s shareholders representing a majority of the Corporation’s outstanding shares of common stock may amend the Corporation’s Amended and Restated Bylaws; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 20, 2009 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting, or any adjournments thereof. This Proxy Statement was first mailed to shareholders on or about April 9, 2009. We cordially invite you to attend the Annual Meeting.

By Order of the Board of Directors,

ROGER A. DERSE
Interim Office of the President,
Vice President and Chief Financial Officer,
Secretary and Treasurer

Approximate date of mailing to Shareholders:
April 9, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 7, 2009:

The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders and its Annual Report to Shareholders for the fiscal year ended September 27, 2008 are available at http://investor.whiteedc.com/financials.cfm.

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

WHITE ELECTRONIC DESIGNS CORPORATION
3601 E University Drive
Phoenix, Arizona 85034

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
May 7, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of White Electronic Designs Corporation, an Indiana corporation (the “Corporation”), to be used at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”), to be held at the offices of the Corporation, 3601 East University Drive, Phoenix, Arizona 85034, on May 7, 2009, at 11:00 A.M., Mountain Standard time, and at any adjournments of the Annual Meeting, as described in the accompanying Notice of Annual Meeting. These proxy materials were first mailed on or about April 9, 2009 to all of the Corporation’s shareholders entitled to vote at the Annual Meeting.

Whether or not you are able to attend the Annual Meeting, you are urged to vote your proxy, which is solicited on behalf of the Corporation’s Board and which will be voted as you direct on your proxy when properly completed. In the event that no directions are specified, such proxies will be voted:

•	FOR the nominees of the Board (Proposal 1);

•	FOR the ratification of the Corporation’s independent registered public accounting firm (Proposal 2);

•	FOR the amendment to the Corporation’s Amended and Restated Articles of Incorporation, as set forth in Appendix A, to provide, among other things, that the Corporation’s shareholders representing a majority of the Corporation’s outstanding shares of common stock may amend the Corporation’s Amended and Restated Bylaws (Proposal 3); and

•	In the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting.

VOTING RIGHTS AND SOLICITATION

Voting

The Board has fixed the close of business on March 20, 2009 as the record date for the determination of shareholders who are entitled to notice of and to vote at the Annual Meeting. On the record date, there were approximately 22,901,331 outstanding shares of the Corporation’s common stock, stated value $0.10 per share (“Common Stock”). Each shareholder of record on March 20, 2009 is entitled to one vote for each share of Common Stock held by such shareholder on that date. A majority of the outstanding shares of the Common Stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. Directors of the Corporation are elected by a plurality of the votes cast by the shares present in person or by proxy at the Annual Meeting and entitled to vote. For any other matter that may properly come before the Annual Meeting, approval is obtained if the votes cast in favor exceed the votes cast in opposition.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the meeting. The Inspector of Elections will determine whether or not a quorum is present and will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered broker non-votes and will not be counted as either votes for or against that matter, but will be counted for purposes of determining a quorum. Accordingly, abstentions and broker non-votes will have no effect on any matter voted upon at the Annual Meeting, other than being counted for purposes of establishing a quorum.

Methods of Voting

All shareholders of record may vote by sending their proxy cards by mail. Shareholders of record may also vote by telephone or via the Internet. Shareholders who hold their shares through a bank or broker may vote by telephone or via the Internet if their bank or broker offers those options.

•	By Mail: Shareholders of record may complete, sign, date and return their proxy cards in the pre-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

•	By Telephone or Internet: Shareholders of record may vote by using the toll-free number or via the Internet at the website address listed on the proxy card. Please see your proxy card for specific instructions. If you vote by telephone or the Internet, please DO NOT mail your proxy card.

Proxies

The proxy may be revoked at any time before it is voted by (i) delivering written notice to the Secretary of the Corporation prior to the start of the Annual Meeting, (ii) duly executing and delivering a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of some of its officers and regular employees to solicit proxies personally and by telephone. Our officers and employees will receive no additional compensation for performing these services. The Corporation also will use its stock transfer agent, American Stock Transfer and Trust Company, LLC, to assist in the solicitation at an additional cost of approximately $10,000. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to the beneficial owners of shares that are registered in their names and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

PROPOSAL 1

ELECTION OF DIRECTORS

Seven directors of the Corporation will be elected to the Board at the Annual Meeting. Each director will be elected to serve in accordance with the Amended and Restated By-Laws of the Corporation until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified. Directors are elected by a plurality of the votes cast, meaning that the seven persons who receive the largest number of the votes cast for the election of directors will be elected directors, assuming there is a quorum present. The Corporation’s Board is presently comprised of seven members.

The Board of Directors has determined that each of the following directors and nominees is independent, according to the applicable rules of the Securities and Exchange Commission (“SEC”) and the listing standards of NASDAQ, which constitutes all members of the Board of Directors: Jack A. Henry, Brian R. Kahn, Melvin L. Keating, Paul D. Quadros, Thomas M. Reahard, Thomas J. Toy and Edward A. White. In making its independence determinations, the Board specifically considered the following types of transactions that were not required to be disclosed under Item 404 (a) of Regulation S-K: (i) engagements with two large law firms that each had a law partner who is related to a current director (although each related law partner did not perform any services for the Corporation, did not directly receive any compensation from the Corporation and indirect compensation from the Corporation, if any, would have been de minimis); (ii) investments by current directors and director nominees;

and (iii) relationships with the recent shareholder group that conducted the proxy solicitation and were parties to the Settlement Agreement (as defined and discussed below).

Nominees for Election as Directors

If you sign and return your proxy card, and unless you instruct otherwise, the individuals named as proxies in the proxy card will vote your shares for the election of the following persons as directors: Jack A. Henry, Brian R. Kahn, Melvin L. Keating, Paul D. Quadros, Thomas M. Reahard, Thomas J. Toy and Edward A. White. Messrs. Henry, Quadros, Reahard, Toy and White have previously been elected to the Board by the shareholders. Messrs. Kahn and Keating were appointed to the Board in February 2009 in connection with the Settlement Agreement disclosed in more detail below. All nominees have consented to being named as a nominee herein. The Board has no reason to believe that any of the nominees will be unavailable for election as a director. However, should any of them become unwilling or unable to accept election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person or persons as the Board may recommend.

Business Experience

Set forth below is background information concerning the nominees for election to the Board.

Name and Age	Biographical Information

Jack A. Henry (65)	Jack A. Henry has served on our Board since January 2004 and currently serves as the Chairman of our Audit Committee and is a member of the Compensation and Operations Review Committees. He began his career with Arthur Andersen in 1966, and in 2000 retired as the managing partner of the Phoenix office. He then formed Sierra Blanca Ventures LLC, a private investment and advisory firm. He currently serves on the Boards of Directors of Grand Canyon University and several private companies. He has previously served on the Boards of Directors of four other public-reporting companies. Additionally, he serves as President of the Arizona Chapter of the National Association of Corporate Directors. Mr. Henry holds a Bachelor’s degree in Business Administration and a Master’s degree in Business Administration from the University of Michigan.

Brian R. Kahn (35)	Brian R. Kahn joined our Board in February 2009 and is a member of the Corporate Governance and Nominating, Compensation, and Strategic Alternatives Committees. He founded and has served as the investment manager of Caiman Partners L.P. (“Caiman”) and the managing member of the general partner of Caiman’s general partner, Caiman Capital GP, L.P., since their inception in August 2003. He founded and has served as the investment manager of Kahn Capital Management, LLC (“KCM”) since 1998. Caiman and KCM focus on public and private market investments in consumer, manufacturing and defense industries. Mr. Kahn graduated cum laude and holds a Bachelor of Arts degree in Economics from Harvard University.

Name and Age	Biographical Information

Melvin L. Keating (62)	Melvin L. Keating joined our Board in February 2009 and is a member of the Audit and Operations Review Committees. He served as the President and Chief Executive Officer of Alliance Semiconductor Corp., a worldwide manufacturer and seller of semiconductors, from December 2005 to September 2008 and a Special Consultant to Alliance from October 2005 to December 2005. From April 2004 to September 2005, he served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. He was employed as a strategy consultant for Warburg Pincus Equity Partners (“Warburg”), from 1997 to 2004, providing acquisition and investment target analysis and transactional advice while also serving on the Board of Directors and chairing the audit committee of Price Legacy, a public REIT principally owned by Warburg. He is currently a director of LCC International Inc., (“LCC”) and serves on LCC’s audit and compensation committees and as chairperson of its finance committee. Mr. Keating holds a Bachelor of Arts degree in History of Art from Rutgers University, and a Master’s of Science degree in Accounting and Master’s of Business Administration degree in Finance from the Wharton School at the University of Pennsylvania.

Paul D. Quadros (62)	Paul D. Quadros has served on our Board since January 2004 and currently serves as the Chairman of the Compensation Committee and is a member of the Audit and Strategic Alternatives Committees. Since 2001, he has been Managing Partner of Tenex Greenhouse Ventures, an early-stage venture capital fund. He is a co-founder and former Chairman of the Board of Directors of two NASDAQ listed companies, Corautus Genetics and Cardiac Science. He was also a co-founder of GenStar Therapeutics, which was listed on the American Stock Exchange. He served as President, Chief Executive Officer and Chief Financial Officer of GenStar from 1995 to 1998 and as Chairman and Chief Financial Officer from 1998 to 2003. He also serves as a director of several private companies. Mr. Quadros holds a Bachelor of Arts degree in Finance from California State University, Fullerton and a Master’s degree in Business Administration from the UCLA Anderson School of Management.

Thomas M. Reahard (57)	Thomas M. Reahard has served on our Board since November 1995 and currently serves as the Lead Director and is a member of the Corporate Governance and Nominating, Compensation and Operations Review Committees. He has been the Chairman and Officer of Symmetry Software Corporation, a computer software development company, since 1984. He is the founder of Scottsdale.com and a cofounder of the Arizona Technology Council. Mr. Reahard holds a Bachelor of Science degree in Industrial Engineering from Cornell University and a Master’s of Science degree in Industrial Engineering from the University of Missouri.

Thomas J. Toy (54)	Thomas J. Toy has served on our Board since October 1998, and currently serves as the Chairman of our Corporate Governance and Nominating Committee and is a member of the Audit and Strategic Alternatives Committees. He is Managing Director of PacRim Venture Partners, a venture capital firm he co-founded in 1999, and a partner at SmartForest Ventures, also a venture capital firm. Previously, he was a partner at Technology Funding, a venture capital firm he worked for from 1987 to 1999. He also serves as Lead Director of UTStarcom, a manufacturer of wireless communications equipment, a Director of Solarfun Power Holdings, a producer of solar energy cells and modules, as well as a Director of several private companies. Mr. Toy holds a Bachelor of Arts degree and a Master’s degree in Management from Northwestern University.

Name and Age	Biographical Information

Edward A. White (81)	Edward A. White has served on our Board since we were founded as Bowmar in September 1951. He is currently the Chairman of the Board and serves as the Chairman of the Operations Review Committee and is a member of the Corporate Governance and Nominating Committee. He previously served as Vice Chairman of the Board from October 1998 to August 2008 and Chairman of the Board from September 1983 to October 1998. He founded us in September 1951 and served as our President and Chief Executive Officer from June 1980 to May 1986. Mr. White holds a Bachelor of Science degree in Engineering from Tufts University.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE ABOVE NAMED NOMINEES AS DIRECTORS OF THE CORPORATION.

Meetings and Committees of the Board

The Board met 18 times during fiscal 2008. Each then current director of the Corporation attended at least 75 percent of the total number of meetings of the Board and each committee on which each director served during fiscal 2008. All members of the Board are strongly encouraged to attend the Annual Meeting. All then current members of the Board were present at the 2008 Annual Meeting of Shareholders. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In fiscal 2008, two special committees were formed and delegated to by the Board. The Operations Review Committee was created following the resignation of our former CEO and the Interim Office of the President reports to this committee. In addition, the Strategic Alternatives Committee was formed to evaluate all possible strategic alternatives.

During fiscal 2008, the Audit Committee consisted of Jack A. Henry (Chairman), Paul D. Quadros and Thomas J. Toy. Melvin L. Keating became a member of the Audit Committee in February 2009. The Audit Committee met five times during fiscal 2008. The Board has determined that each member of the Audit Committee is independent as defined under applicable NASDAQ listing standards and SEC rules and regulations, and each member also possesses the financial literacy requirements as set forth under NASDAQ listing standards. In addition, Jack A. Henry and Paul D. Quadros serve as the Audit Committee financial experts, as defined by SEC regulations, and possess the other financial sophistication requirements expected of such financial experts under the NASDAQ listing standards. The Audit Committee report is set forth below under the heading “Audit Committee Report.”

The Audit Committee is responsible for reviewing the accounting principles, policies and practices followed by the Corporation in accounting for and reporting its financial results of operations, and for selecting and meeting with the Corporation’s independent registered public accounting firm. In particular, the Audit Committee serves to assist the Board in its oversight of (1) the integrity of the Corporation’s financial statements, accounting and financial reporting, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Corporation’s independent auditor, (4) the performance of the Corporation’s internal reporting and audit functions and (5) the Corporation’s disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee operates under a written Audit Committee Charter adopted by the Board. A copy of the Charter is available on our website at www.whiteedc.com.

During fiscal 2008, the Compensation Committee consisted of Paul D. Quadros (Chairman), Thomas M. Reahard and Jack A. Henry. Brian R. Kahn became a member of the Compensation Committee in February 2009. The Compensation Committee met three times during fiscal 2008. The Compensation Committee is responsible for reviewing the compensation arrangements in effect for the Corporation’s executive officers and for administering all of the Corporation’s stock plans. The Compensation Committee also reviews the performance of the Corporation’s executive management in achieving corporate goals and objectives and seeks to ensure that executive management members are compensated appropriately in a manner consistent with the Corporation’s business strategies, competitive practices and the requirements of applicable regulatory authorities. The report of the Compensation Committee is set forth below under the heading “Compensation Committee Report.” The Board has determined that each member of the Compensation Committee is independent as defined under applicable NASDAQ listing standards and SEC rules and regulations. The Compensation Committee operates under a written Charter which is available on our website at www.whiteedc.com.

During fiscal 2008, the Corporate Governance and Nominating Committee consisted of Thomas J. Toy (Chairman), Thomas M. Reahard and Edward A. White. Brian R. Kahn became a member of the Corporate Governance and Nominating Committee in February 2009. The Corporate Governance and Nominating Committee met two times during fiscal year 2008. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is independent as defined under applicable NASDAQ listing standards and SEC rules and regulations. The Corporate Governance and Nominating Committee is responsible for identifying qualified individuals to become members of the Board and recommending Board nominees and nominees for each of the Board’s committees, recommending to the Board corporate governance principles and practices, and leading the Board in an annual review of its performance and the performance of the Board’s committees. The Corporate Governance and Nominating Committee will consider director nominee recommendations by shareholders, provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Corporation in accordance with the manner described for shareholder nominations under the heading “Shareholder Proposals for 2010 Annual Meeting.” To be considered by the Corporate Governance and Nominating Committee, each nominee, whether submitted by a shareholder or the Corporate Governance and Nominating Committee, must have a strong professional or other background with a reputation for integrity and responsibility. Each nominee must have experience relevant to the Corporation’s business in such areas (among others) as manufacturing, microelectronics technology, military, research and development, finance or product marketing. The nominee must be able to commit sufficient time to appropriately prepare for, attend and participate in all Board and applicable Board committee meetings, as well as the annual meeting of shareholders, and must not have any conflicts of interest with the Corporation. The Corporate Governance and Nominating Committee will also require a certain number of director nominees to be independent as defined under the NASDAQ listing standards, and that at least one member of the Audit Committee be a financial expert. The Corporate Governance and Nominating Committee will seek recommendations from outside legal, accounting and other advisors in order to locate qualified nominees. All nominees, whether submitted by a shareholder or the Corporate Governance and Nominating Committee, will be evaluated in the same manner by the Corporate Governance and Nominating Committee, based upon their qualifications, experience, interpersonal and other relevant skills. The Corporate Governance and Nominating Committee operates under a written Charter which is available on our website at www.whiteedc.com.

In August 2008, the Operations Review Committee was formed and consisted of Edward A. White (Chairman), Jack A. Henry and Thomas M. Reahard. Melvin L. Keating became a member of the Operations Review Committee in February 2009. The Operations Review Committee met three times during fiscal year 2008. The Interim Office of the President reports to the Operations Review Committee.

During fiscal 2008, the Strategic Alternatives Committee was formed and consisted of Thomas J. Toy and Paul D. Quadros. Brian R. Kahn became a member of the Strategic Alternatives Committee in February 2009. This special committee met 13 times during fiscal year 2008. The Strategic Alternatives Committee is giving due consideration and deliberation with respect to all opportunities that are available to the Corporation with the goal of identifying what it believes is the best strategy for the Corporation. The process involves a thorough review of strategic alternatives, including the Corporation continuing as an independent public company, merging with or acquiring another public or private defense electronics company, or being acquired by a strategic or financial investor.

Director Compensation

During fiscal 2008, each of the directors of the Corporation who were not also officers of the Corporation were paid (i) $8,000 per quarter, (ii) meeting fees ranging from $500 to $1,250 per meeting depending on length and (iii) reimbursements for related travel expenses. Additional retainers were paid to directors acting as Vice Chairman, Lead Director, committee chairs and committee members. As Vice Chairman and member of the Compensation Committee, Mr. White received an additional $7,500 per quarter and $4,000 annually for supplemental medical benefits. Effective August 28, 2008 upon the resignation of our then Chairman Hamid R.

Shokrgozar, Mr. White was elected to Chairman of the Board and began receiving $15,000 per month for his service in this capacity. As Lead Director and member of the Compensation Committee, Mr. Reahard received an additional $3,000 per quarter. As Audit Committee Chairman, Mr. Henry received an additional $3,750 per quarter. As Compensation Committee Chairman and Audit Committee member, Mr. Quadros received an additional $3,000 per quarter. As Audit Committee member, Mr. Toy received an additional $1,000 per quarter.

COMPENSATION OF DIRECTORS

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)(4)	($)

Jack A. Henry	60,750	37,161	7,764	—	—	—	105,675
Paul D. Quadros	65,000	37,161	7,764	—	—	—	109,925
Thomas M. Reahard	57,500	37,161	7,764	—	—	—	102,425
Thomas J. Toy	55,000	37,161	7,764	—	—	—	99,925
Edward A. White	92,000	37,161	7,764	—	—	4,000	140,925

(1)	This column includes quarterly retainer and meeting fees paid during fiscal 2008.

(2)	This column reflects the compensation cost recognized for financial statement reporting purposes for the fiscal year ended September 27, 2008, in accordance with FAS 123(R), of restricted stock awards issued pursuant to the 2006 Director Restricted Stock Plan, and thus includes amounts from stock awards granted prior to fiscal 2008. For stock awards, fair value is calculated using the closing price on the grant date as if these awards were vested on the grant date. This fair value is then expensed over the vesting period. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our non-employee directors during the fiscal year. The grant date fair value of the stock award granted on March 6, 2008 to each non-employee director re-elected on that date was $30,000. For information regarding the number of stock awards held by each non-employee director as of September 27, 2008, see the column “Restricted Stock Outstanding” in the table below. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors.

(3)	This column reflects the compensation cost recognized for financial statement reporting purposes for the fiscal year ended September 27, 2008, in accordance with FAS 123(R), of stock option awards issued and thus includes amounts from outstanding stock option awards granted prior to fiscal 2008. There were no stock option grants to any of our directors in fiscal 2008. No stock options were forfeited by any of our directors during the fiscal year. For information regarding the number of stock options held by each director as of September 27, 2008, see the column “Stock Options Outstanding” in the table below. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors.

(4)	Mr. White received $4,000 for supplemental medical benefits.

Each of the below non-employee directors owned the following number of stock options and restricted shares as of September 27, 2008.

	Stock Options	Restricted
Non-Employee Director	Outstanding	Stock Outstanding

Jack A. Henry	45,000	15,000
Paul D. Quadros	45,000	15,000
Thomas M. Reahard	90,000	15,000
Thomas J. Toy	90,000	15,000
Edward A. White	75,000	15,000

Effective March 24, 2006, the White Electronic Designs Corporation 2006 Director Restricted Stock Plan was approved by the shareholders. Under this Plan, each of the outside directors receives an annual grant of 7,500 shares at the Annual Meeting of Shareholders that vest ratably over a three-year period. The Corporation values these shares using the intrinsic method. The 37,500 shares granted on March 24, 2006 were valued at $5.81 per share, the 37,500 shares granted on March 7, 2007 were valued at $6.76 per share and the 37,500 shares granted on March 6, 2008 were valued at $4.00 per share, the closing price of our stock on the date of the grants.

Shareholder Communications with the Board

The Board allows shareholders to send communications to the Board through its Corporate Governance and Nominating Committee. All such communications, except those related to shareholder proposals discussed under the heading “Shareholder Proposals for 2010 Annual Meeting,” must be sent to the Chairman of the Corporate Governance and Nominating Committee at the Corporation’s offices at 3601 East University Drive, Phoenix, Arizona 85034.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has reappointed the firm of Grant Thornton LLP, independent registered public accounting firm, to be the independent registered public accounting firm of the Corporation and its subsidiaries for the fiscal year ending September 30, 2009. Grant Thornton LLP served as the independent registered public accounting firm of the Corporation and its subsidiaries for the fiscal year ended September 27, 2008. Although not required to do so, the Board is submitting the appointment of Grant Thornton LLP for ratification by shareholders in order to ascertain the views of the shareholders. If the appointment is not ratified, the Board will consider, but not necessarily select, other auditors. Even if the appointment is ratified, the Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in the Corporation’s best interest and the best interest of our shareholders. Ratification of Grant Thornton LLP requires approval by vote of a majority of the shares of Common Stock that are voted with respect to Proposal 2.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions. Grant Thornton LLP has advised the Corporation that no member of that firm has any financial interest, either direct or indirect, in the Corporation or its subsidiaries, and it has had no connection with the Corporation or its subsidiaries in any capacity other than that of independent registered public accountants.

THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT SHAREHOLDERS VOTE
“FOR” RATIFICATION OF THE RETENTION OF GRANT THORNTON LLP AS THE
CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

Audit Fees

Grant Thornton LLP billed the Corporation $628,072 and $616,970 for professional audit services rendered during fiscal years 2008 and 2007, respectively. Fees for fiscal years 2008 and 2007 consisted of billings for the integrated audit of the Corporation’s consolidated financial statements and of its internal control over financial reporting, and the reviews of the interim financial statements included in the Corporation’s quarterly reports.

Audit-Related Fees

During fiscal years 2008 and 2007, Grant Thornton LLP billed us $0 and $16,856, respectively, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements that are not reported under Audit Fees above. These services included accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

During fiscal years 2008 and 2007, Grant Thornton LLP billed us $0 and $15,328, respectively, for professional services relating to tax advice and tax planning. These services included assistance regarding mergers and acquisitions.

All Other Fees

There were no other services performed for us by our principle accountants during fiscal years 2008 or 2007.

Summary of Fees Billed to the Corporation by Grant Thornton LLP:

	FY 2008	FY 2007

Audit Fees	$628,072	$616,970
Audit-Related Fees	—	16,856
Tax Fees	—	15,328
All Other Fees	—	—

Total Fees	$628,072	$649,154

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for reviewing and pre-approving both audit and permissible non-audit services to be provided by the independent auditor. This pre-approval duty may be delegated to one or more designated members of the Audit Committee, provided that any pre-approval given by such delegate(s) must be reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee’s pre-approval policies and procedures are included within the Audit Committee Charter.

The Audit Committee determined that the provision of the foregoing services and the related fees were compatible with maintaining Grant Thornton LLP’s independence from the Corporation. All of the fees identified above were approved by the Audit Committee pursuant to its pre-approval policies.

PROPOSAL 3

AMENDMENT TO THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE, AMONG OTHER THINGS, THAT THE CORPORATION’S SHAREHOLDERS REPRESENTING A MAJORITY OF THE CORPORATION’S OUTSTANDING SHARES OF COMMON STOCK MAY AMEND THE CORPORATION’S AMENDED AND RESTATED BYLAWS

The Board proposes and recommends that the shareholders of the Corporation adopt the amendments to the Corporation’s Amended and Restated Articles of Incorporation as set forth in Appendix A to this Proxy Statement (the “Proposed Amended and Restated Articles”). As proposed, the Proposed Amended and Restated Articles (i) provide that the Corporation’s shareholders representing a majority of the Corporation’s outstanding common stock may amend the Corporation’s Amended and Restated Bylaws (the “Proposed Amendment”) and (ii) make certain other changes as reflected in the Proposed Amended and Restated Articles as reflected in Appendix A.

Background of Recommended Changes

The Corporation’s Amended and Restated Articles of Incorporation currently provide that only the Board, by a majority vote, can amend or repeal the Corporation’s Amended and Restated Bylaws. Indiana law provides that, unless the articles of incorporation of a corporation provide otherwise, only a corporation’s board of directors may amend or repeal the corporation’s bylaws. The Proposed Amended and Restated Articles, if adopted, would amend the Corporation’s Amended and Restated Articles of Incorporation to permit shareholders representing a majority of the Corporation’s outstanding common stock to amend the Corporation’s Amended and Restated Bylaws in addition to the Board continuing to have the power to amend the Corporation’s Amended and Restated Bylaws.

In addition to the Proposed Amendment, the Board also approved certain other administrative changes to the Corporation’s Amended and Restated Articles of Incorporation which are reflected in the Proposed Amended and Restated Articles. Among other minor revisions, the Board approved the deletion of references to the Corporation’s previous senior voting cumulative convertible preferred stock which is no longer outstanding.

Reasons for Proposed Amendment

On February 4, 2009, the Corporation entered into a Settlement Agreement (the “Settlement Agreement”), dated February 4, 2009, by and between Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), and its affiliates, Caiman, and its affiliates, and KCM (Wynnefield Partners, Caiman, and KCM, collectively, the “Shareholder Group”), which resulted in the Shareholder Group: (i) terminating its proxy solicitation; (ii) withdrawing its proposed slate of nominees for the Board at the Annual Meeting; and (iii) requiring the Shareholder Group to vote all of its shares in favor of the Board’s director nominees at the Annual Meeting. The Settlement Agreement was filed with the SEC on February 9, 2009 as Exhibit 10.1 to the Corporation’s Form 8-K. Pursuant to the terms of the Settlement Agreement, among other things, the Corporation agreed to seek shareholder approval of the Proposed Amendment at the Annual Meeting.

In consideration of the above, the Board has determined that it is in the best interests of the Corporation and its shareholders to approve this proposal and has unanimously approved for submission to the shareholders the adoption of the Proposed Amended and Restated Articles.

The description of the changes and the new provisions of the Proposed Amended and Restated Articles contained in this Proxy Statement is qualified in its entirety by reference to the full text of the prior Amended and Restated Articles of Incorporation of the Corporation, a copy of which was filed with the SEC on December 24, 1998 as Exhibit 3.1 to the Corporation’s Form 10-K and the Proposed Amended and Restated Articles, a copy of which is attached to this Proxy Statement as Appendix A. Shareholders should carefully review the Proposed Amended and Restated Articles to determine the nature and desirability of the proposed changes.

Effect of the Voting Outcome

If the Proposed Amended and Restated Articles are approved by the shareholders of the Corporation, promptly thereafter, the Corporation will file the Proposed Amended and Restated Articles with the Secretary of State of the State of Indiana to effect the amendments provided for therein. The Proposed Amended and Restated Articles will become effective upon acceptance of the filing by the Secretary of State of the State of Indiana.

Adoption of the Proposed Amended and Restated Articles requires approval by a vote of a majority of the shares of common stock that vote on Proposal 3 at the Annual Meeting. In determining whether Proposal 3 has received the requisite number of affirmative votes, abstentions and broker non-votes will count for quorum purposes only and will not be counted as either votes for or against Proposal 3.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENTS TO THE CORPORATION’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Compensation Philosophy

Our philosophy is to provide compensation to our Named Executive Officers (as such term is defined in the section entitled “Additional Information on Executive Compensation”) in such a manner as to retain the best available personnel for positions of substantial responsibility within the Corporation, to provide incentives which reward performance and longevity and to promote the success of our business. As a goal, our Compensation Committee, with the assistance of a compensation consultant (as discussed further below in this Compensation Discussion and Analysis), has developed a compensation target of cash compensation to be in the 50th to 60th percentile and equity incentives to be in the 50th percentile as measured against public electronics companies within a specified revenue range (our “peer group”). Our peer group is discussed in more detail below in this Compensation Discussion and Analysis under the heading “Benchmarking and Compensation Evaluation.”

Role of the Compensation Committee

The Compensation Committee administers our executive compensation program and is comprised of three non-employee, independent members of the Board, each of whom is an “outside director” as defined by Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

The scope of authority of the Compensation Committee is to set salaries and bonuses of the Named Executive Officers and to award equity grants and other compensation to them as appropriate. The Compensation Committee has the authority to review and recommend compensation policies, review and approve compensation of our Named Executive Officers and administer our stock plans, including reviewing and approving equity-based awards to our Named Executive Officers.

Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used by us to assist in the evaluation of the compensation of the Named Executive Officers and has the sole authority to approve the fees and other retention terms of any consultant it hires. Our Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Role of Management in Executive Compensation Decisions

A significant change in the senior management of our Corporation occurred during fiscal 2008. Hamid R. Shokrgozar, our former CEO, President and Chairman of the Board, resigned effective August 28, 2008. At that time, the Board appointed Roger A. Derse, Vice President and Chief Financial Officer, and Dan Tarantine, Executive Vice President Sales and Marketing, to the Interim Office of the President.

While consideration of executive compensation is an interactive process involving multiple parties, the principal role of Corporation management in decisions involving executive compensation is primarily to support the activities of the Compensation Committee. The Chief Financial Officer facilitates the coordination of human resource management, accounting and legal input to reach informed decisions. The Chief Financial Officer and Executive Vice President Sales and Marketing are also primarily responsible for developing a proposed annual business plan and presenting the plan to the Board. This annual plan, as approved by the Board, forms the basis for measurement of the performance of management in both our cash and performance share incentive plans. The Chief Financial Officer and Executive Vice President Sales and Marketing are also involved in making proposals to the Compensation Committee concerning potential changes in the compensation of senior management and potential changes in our overall compensation programs. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to compensation. The Compensation Committee does not delegate its authority to Corporation management.

The Chief Financial Officer and Executive Vice President Sales and Marketing attend some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management.

Executive Compensation Components

The primary components of our executive compensation program are base salaries, bonus compensation based upon incentive goals and objectives, equity incentives, change in control and severance packages, and fringe benefits. Our compensation program is designed to balance the Corporation’s short-term and long-term performance goals.

Base Salary

The base salaries for our Named Executive Officers are, in general, established on the basis of skills, accomplishments, the scope of their job and prevailing market conditions. The salary for each Named Executive Officer is determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for the executive talent, including a comparison to our peer group, as established from time to time with the assistance of compensation consultants.

The Compensation Committee reviews executive salaries annually. Generally speaking, specific individual performance criteria are not established by the Compensation Committee for each Named Executive Officer and none were established for fiscal 2008. Rather, each Named Executive Officer is evaluated based on general individual performance over the past year, the scope of each officer’s duties and responsibilities, experience and expertise.

For fiscal 2008, no adjustment was made to the base salary for Mr. Tarantine or Mr. Derse. However, as a result of the additional duties taken on in connection with their appointment to the Interim Office of the President, effective September 5, 2008, Mr. Tarantine and Mr. Derse each receive an additional $5,000 per month while acting in this capacity. Each Named Executive Officer’s base salary for fiscal 2008 is set forth in the “Salary” column of the Summary Compensation Table.

For fiscal 2009, the Compensation Committee established the salaries using the criteria described above. Mr. Tarantine’s annual salary will be $256,000 and Mr. Derse’s will be $240,500. In addition, they will each continue to receive an additional $5,000 per month while they serve in the Interim Office of the President, and each will receive a one-time bonus of $60,000 when a new CEO (principle executive officer) is hired and commences employment.

Benchmarking and Compensation Evaluation

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of a compensation consultant to provide the Corporation input on trends in executive compensation, obtain an outside perspective on our compensation practices and assist with our peer group benchmarking analysis. The Compensation Committee does not believe a formal annual peer group assessment by an independent third party is necessary unless factors indicate significant changes in executive compensation have taken place.

In fiscal 2007, the Compensation Committee retained Compensia, Inc., an independent compensation consultant, to assist the Corporation in developing a long term compensation program for its senior executives and evaluate total executive compensation for fiscal 2007. A peer group, consisting of 14 public electronics companies with revenues similar to the Corporation’s was selected. More specifically, the peer group identified included the following companies: (i) California Micro Devices Corporation, (ii) Catalyst Semiconductor, Inc., (iii) DDI Corporation, (iv) Integrated Silicon Solution, Inc., (v) IntriCon Corporation, (vi) LaBarge, Inc., (vii) MIPS Technologies, Inc., (viii) Netlist, Inc., (ix) Planar Systems, Inc., (x) Staktek Holdings, Inc., (xi) STEC, Inc., (xii) Techwell, Inc., (xiii) Titan Global Holdings, Inc., and (xiv) Video Display Corporation. The peer group may change from year to year depending on changes in the marketplace and our business focus, but in fiscal 2008, no changes were made to this peer group.

In fiscal 2007, the compensation of each Named Executive Officer was benchmarked to the peer group, as well as an analysis of each component of compensation. The benchmarking data indicated that our compensation is more weighted to base pay and less to incentive pay and equity as compared to the peer group. As part of the Compensation Committee’s evaluation, no changes were made to the base salaries of the Named Executive Officers for fiscal 2008; however, to move towards our target for cash and equity incentives to be in the 50th percentile as measured against our peer group, the Compensation Committee implemented the incentive plans as described below. As discussed above, in early fiscal 2009, certain adjustments were made to the cash compensation of Messrs. Derse and Tarantine to reflect, in part, increased duties in connection with the departure of our former CEO.

Executive Incentive Plans for Fiscal 2008 and 2009

Cash Incentive Bonus Awards.  In connection with the evaluation program discussed above, in December 2007, our Compensation Committee determined and approved specific financial and operational performance goals for fiscal 2008 for possible cash incentive bonus awards for our Named Executive Officers. The achievement of certain minimum Earnings before Income Taxes, Depreciation and Amortization (“EBITDA”) amounts were not met. However, due to the significant changes in the business and senior management, the individual performances of Messrs. Derse and Tarantine, and the determination that it was in the best interests of the Corporation to retain such officers, the Compensation Committee approved a discretionary cash bonus of $30,000 for each of Messrs. Derse and Tarantine.

For fiscal 2009, the Compensation Committee approved a new cash incentive bonus award for our Named Executive Officers. If the approved EBITDA amount is attained, the cash bonus awards for Messrs. Tarantine and Derse are expected to be approximately 20% of their base salary. If 90% of this EBITDA amount is attained, then the cash bonus awards for Messrs. Tarantine and Derse are expected to be approximately 10% of their base salary. If 110% of this EBITDA amount is attained, then the cash bonus awards for Messrs. Tarantine and Derse are expected to be approximately 30% of their base salary.

Equity Incentive Awards.  We currently utilize two forms of equity awards for the Named Executive Officers, consisting of restricted stock units (“RSUs”) and performance shares.

In fiscal 2008, the Board of Directors granted and approved 25,000 RSUs for Mr. Derse. The RSUs will vest over a two-year period, with 50% of each RSU award vesting on the first-year anniversary of the date of grant and the remaining 50% of each RSU award vesting upon the end of the second-year anniversary of the date of grant. Upon a “Change in Control” of the Corporation (as such term is defined in his employment agreement) each RSU award will automatically and fully vest.

In fiscal 2009, the Compensation Committee granted and approved 50,000 RSUs for Messrs. Derse and Tarantine. The RSUs will vest over a two-year period, with 50% of each RSU award vesting on the first-year anniversary of the date of grant and the remaining 50% of each RSU award vesting upon the end of the second-year anniversary of the date of grant. Upon a “Change in Control” of the Corporation (as such term is defined in each of their respective employment agreements) each RSU award will automatically and fully vest. In addition, given the similar positions of responsibility, Mr. Tarantine was granted an additional 25,000 RSUs to match Mr. Derse’s earlier award, of which 50% immediately vested. The remaining 50% will vest on the first-year anniversary of the date of grant.

The performance share awards granted in fiscal 2008 were cancelled in fiscal 2009 due to the significant changes in the business and senior management. In fiscal 2009, a new performance share plan was approved by the Compensation Committee. If we achieve the approved annual EBITDA amount, then Messrs. Derse and Tarantine would each receive 18,750 performance shares. If we achieve 90% of annual EBITDA, then 12,500 shares would be awarded to each of Messrs. Derse and Tarantine. If we achieve 110% of annual EBITDA, then 25,000 shares would be awarded to each of Messrs. Derse and Tarantine. Upon a “Change in Control” of the Corporation (as such term is defined in each of their respective employment agreements) each performance share award will be automatically granted and fully vested regardless of the achievement of the EBITDA Target.

Difficulty in achieving performance targets.  As noted above, our performance targets for our cash bonus incentive awards and equity incentive awards for fiscal 2008 and 2009 were and are based on EBITDA targets set by the Compensation Committee. The EBITDA targets in fiscal 2008 were not met, in part due to the restructuring of the Corporation’s operational structure which resulted in discontinued operations. The Compensation Committee intended to set the fiscal 2008 and fiscal 2009 EBITDA targets at challenging levels to motivate high business performance and support attainment of longer-term financial objectives in light of our newly restructured business which will align management’s interests with the interests of our shareholders. The Compensation Committee ultimately believes that these EBITDA and other performance targets, individually or together, should be based on historic and estimated performance levels of the Corporation and we believe that while the current EBITDA targets are attainable, they are also challenging enough to require management to produce robust results to obtain them.

Employment and Severance Agreements

As a means of (i) providing certain assurances and motivation for current management, (ii) retaining effective management of the Corporation, and (iii) limiting distractions of management and the Board, the Compensation Committee negotiated, and the Board approved, new employment agreements with Messrs. Derse and Tarantine. The Compensation Committee also intended these new employment agreements to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Corporation without undue concern over whether the transactions may jeopardize the executives’ own employment. These agreements generally entail accelerated vesting of equity incentives and cash compensation. These agreements are discussed in more detail in the section entitled Employment and Severance Agreements. The potential payments that may arise from these change in control arrangements is discussed in the section entitled “Potential Payments Upon Termination of Employment or Change in Control.”

Other Compensation

The Named Executive Officers receive no benefits from the Corporation under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan. During fiscal year 2008, Messrs. Derse and Tarantine received a car allowance. The Named Executive Officers participate in benefit programs designed for all full time employees including medical, disability and life insurance.

Tax Deductibility of Executive Compensation

In fiscal 2008, the Compensation Committee considered the potential impact of Section 162(m) of the Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for any of the Named Executive Officers named in a proxy statement, unless such compensation meets certain specifications under the Code. The Compensation Committee has studied the impact of Section 162(m) and believes that the compensation of our Named Executive Officers to date meets the requirements and is deductible for tax purposes. It is the Compensation Committee’s policy to qualify, to the extent reasonable, the Named Executive Officers’ compensation for deductibility under applicable tax law. However, if circumstances warrant, the Corporation may, in the future, pay compensation to the Named Executive Officers that may not be deductible.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in Amendment No. 1 to the Original Annual Report and this Proxy Statement for the 2009 Annual Meeting of Shareholders. In reliance on these reviews and discussions with management, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Amendment No. 1 to the Original Annual Report and this proxy statement for the 2009 Annual Meeting of Shareholders for filing with the SEC.

(1) Pursuant to Item 407(e)(5) of Regulation S-K promulgated by the SEC, this “Compensation Committee Report” shall not be deemed to be filed with the SEC for purposes of the Exchange Act, nor shall such report be deemed to be incorporated by reference in any past or future filing by the Corporation under the Securities Exchange Act of 1934 (“Exchange Act”) or the Securities Act of 1933, as amended, (“Securities Act”) unless the intention to do so is expressly indicated.

This report is submitted by the Compensation Committee.

Compensation Committee
Paul D. Quadros (Chairman)
Thomas M. Reahard
Jack A. Henry

Additional Information on Executive Compensation

Summary Compensation Table

The following tables set forth information concerning compensation earned by, or paid for, services provided to us for the periods indicated to all persons serving as our principal executive officer or as principal financial officer during fiscal year 2008 (the “Named Executive Officers”). The Corporation has only two executive officers, so there are no other officers who were serving as executive officers at the end of fiscal year 2008 other than Messrs. Derse and Tarantine. Our former President and CEO, who resigned effective August 28, 2008, is also included in this table.

SUMMARY COMPENSATION TABLE

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)(2)	($)

Roger A. Derse, Interim Office of the President, Vice President and Chief Financial Officer	2008	225,116	30,000	104,465	24,992	—	—	13,684	398,257
Dan Tarantine, Interim Office of the President, Executive Vice President, Sales and Marketing	2008	240,616	30,000	23,200	—	—	—	16,647	310,463
Hamid R. Shokrgozar, former President and Chief Executive Officer	2008	469,241	—	489,969	477,485	—	—	1,820,589	3,257,284

(1)	These columns reflect the compensation cost recognized for financial statement reporting purposes for the fiscal year ended September 27, 2008, in accordance with FAS 123(R), of stock and option awards issued and thus includes amounts from outstanding stock and option awards granted prior to fiscal 2008. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the fiscal year ended September 27, 2008 as included in our Annual Report on Form 10-K filed with the SEC on December 11, 2008. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock or option awards were forfeited by any of our Named Executive Officers during the fiscal year. The amounts shown for Mr. Shokrgozar represent the total compensation cost recognized for stock and option award modifications in connection with his severance agreement. Mr. Shokrgozar was granted 150,000 replacement stock options, 50,000 RSUs and 100,000 performance shares in fiscal 2008. Mr. Derse was granted 25,000 RSUs and 25,000 performance shares in fiscal 2008. Mr. Tarantine was granted 10,000 performance shares in fiscal 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the Named Executive Officers.

(2)	Amounts in this column consist of: (i) our contributions under our 401(k) plan as follows: Mr. Shokrgozar — $7,750; Mr. Derse — $2,544; and Mr. Tarantine — $5,528; (ii) life insurance premiums as follows: Mr. Shokrgozar — $1,590; Mr. Derse — $940; and Mr. Tarantine — $919; (iii) car allowance as follows: Mr. Shokrgozar — $18,196; Mr. Derse - $10,200; and Mr. Tarantine — $10,200; (iv) unused vacation payout for Mr. Shokrgozar — $74,110; (v) supplemental medical payment for Mr. Shokrgozar — $4,000; and (vi) a $1,600,000 cash payment and $114,943 in other costs in connection with Mr. Shokrgozar’s severance agreement.

Employment and Severance Agreements

On August 28, 2008, the Corporation accepted the resignation of Hamid R. Shokrgozar, from his positions as the Corporation’s Chairman of the Board, President and CEO and as a member of the Corporation’s Board of Directors. The Corporation also entered into a Severance Agreement and Release of Claims with Mr. Shokrgozar on August 28, 2008 (the “Severance Agreement”) that governed the terms of his departure and that provided, in exchange for a general release by Mr. Shokrgozar, for the following:

•	The Corporation paid Mr. Shokrgozar a lump-sum $1,600,000 severance payment, plus any accrued and unused vacation pay less required withholdings;

•	The Corporation shall pay for eighteen (18) months of the Corporation’s portion of Mr. Shokrgozar’s COBRA premium. Following such period, until December 13, 2010, the Corporation shall pay Mr. Shokrgozar an amount equal to the Corporation’s portion of Mr. Shokrgozar’s COBRA premium in order for Mr. Shokrgozar to secure health insurance of his choice; provided that such payments shall cease if, during the COBRA period or thereafter, Mr. Shokrgozar is then covered by reasonably equivalent or superior health insurance provided by any subsequent employer. In addition, the Corporation shall continue to provide Mr. Shokrgozar with up to $4,000 per year for unreimbursed medical expenses and with the auto allowance and the disability and life benefits he is receiving from the Corporation as of the termination date until December 13, 2010;

•	The Corporation will reimburse Mr. Shokrgozar for reasonable attorneys’ fees incurred in connection with the Severance Agreement, in the maximum amount of $50,000 and the Corporation will provide outplacement services for Mr. Shokrgozar for a period not to exceed 18 months in the maximum amount of $50,000;

•	The Corporation and Mr. Shokrgozar agreed to the following concerning outstanding grants of stock options, RSUs and performance shares:

•	The following vested stock options: (i) 125,000 shares granted on November 10, 1999; (ii) 125,000 shares granted on November 10, 1999; (iii) 150,000 shares granted on May 16, 2001 and (iv) 150,000 shares granted on December 15, 2004 shall terminate, if not exercised, on their respective expiration dates (i.e., November 10, 2009, November 10, 2009, May 16, 2011, and December 15, 2014, respectively);

•	The vested stock options to acquire 150,000 shares granted on December 3, 1998 would terminate, if not exercised, on the 90th day following the termination date;

•	The vested stock options to acquire 150,000 shares granted on November 30, 2000 terminated on August 28, 2008;

•	The Corporation granted to Mr. Shokrgozar an option to acquire 150,000 shares of the Corporation’s common stock at an exercise price of $7.25 per share, an expiration date of November 30, 2010, and with such other terms as are contained in the Corporation’s standard form of option agreement;

•	The 50,000 shares of RSUs granted to Mr. Shokrgozar pursuant to that certain Restricted Stock Units Award Agreement dated December 12, 2007 vested on September 5, 2008;

•	One-half (50,000 shares) of the performance shares granted to Mr. Shokrgozar pursuant to that certain Performance Share Award Agreement dated December 12, 2007 vested on September 5, 2008;

•	One-half (50,000 shares) of the performance shares granted to Mr. Shokrgozar pursuant to that certain Performance Share Award Agreement dated December 12, 2007 shall vest if the Corporation’s EBITDA for the fiscal year ended in 2009 equals or exceeds $9,960,000; and

•	Any other unvested right to receive Corporation stock terminated on August 28, 2008.

On January 21, 2009, the Corporation entered into new employment agreements with Mr. Tarantine, our Executive Vice President, Sales and Marketing, and Mr. Derse, our Chief Financial Officer (both or either herein may be referred to as the “Executive”). There is no definitive term of employment under the agreement and the Executive’s employment may be terminated by either party at any time, subject to certain notice requirements and the termination payments and terms described below. The agreement provides for an annual base salary of $256,000 for Mr. Tarantine and $240,500 for Mr. Derse, which shall be reviewed by the Board of the Corporation and/or its Compensation Committee from time to time. The agreement also provides that the Executive may be eligible to participate in any annual bonus program that may be established and approved by the Board, all savings and retirement plans, practices, policies and programs of the Corporation which are made generally available to all other employees of the Corporation, a car allowance of $850 per month, at least five weeks of paid vacation time and reimbursement for all reasonable business expenses. In the event of a termination for cause, disability, death or voluntarily resignation other than for good reason, the Corporation is required to pay the Executive only his accrued but unused vacation and base salary to the date of termination. In the event of a termination without cause (or a resignation for good reason), the Corporation is required to pay any accrued but unused vacation, base salary through date of termination and the continuation of base salary for twelve months and Executive’s COBRA continuation premiums for up to twelve months. The agreement also provides that all unvested stock options, unvested RSUs and any other unvested equity-based awards or grants previously granted shall become fully vested. Additionally, all stock options, both vested and unvested, will remain fully exercisable until the tenth anniversary of the grant date of such option. These provisions are subject to and conditioned upon the Executive executing a general release and waiver and the Executive’s compliance with the Restrictive Covenants (as defined in the agreement). The agreement also includes special provisions in the event of a “Change in Control” (as defined in the agreement). Specifically, all unvested stock options, unvested RSUs and any other unvested equity-based awards or grants previously granted shall become fully vested. In the event the Corporation terminates Executive’s employment without “Cause” (as defined in the agreement) or the Executive terminates his employment with “Good Reason” (as defined in the agreement) within one year following a Change in Control, the Executive will be entitled to any accrued but unused vacation, base salary through date of termination and the continuation of base salary for eighteen months and Executive’s COBRA continuation premiums for up to eighteen months. Additionally, all stock options, both vested and unvested, will remain fully exercisable until the tenth anniversary of the grant date of such option. The agreement constitutes the entire agreement among the parties with respect to the Executive’s employment and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment.

Grants of Plan-Based Awards

In fiscal 2008, Mr. Derse was granted 25,000 RSUs and 25,000 performance shares. Mr. Tarantine was granted 10,000 performance shares. However, as previously discussed in Equity Incentive Awards, Messrs. Derse’s and Tarantine’s performance shares granted in fiscal 2008 were cancelled in fiscal 2009. Mr. Shokrgozar was granted 150,000 replacement stock options, 50,000 RSUs and 100,000 performance shares in fiscal 2008.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

														All Other
													All Other	Option
													Stock	Awards:		Grant Date
													Awards:	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under Non-					Estimated Future Payouts Under Equity						Number of	Securities	Base Price of	of Stock and
		Equity Incentive Plan Awards(1)					Incentive Plan Awards(2)						Shares of	Underlying	Option	Option
		Threshold		Target		Maximum	Threshold		Target		Maximum		Stock or Units	Options	Awards	Awards
Name	Grant Date	($)		($)		($)	(#)		(#)		(#)		(#)(3)	(#)	($/Sh)	($)(4)

Roger A. Derse,			(5)		(5)	$30,000	—		—		—		—	—	—	—
Interim Office of	12/12/2007	—		—		—		(6)		(6)	25,000	(6)	—	—	—	—
the President, Vice	12/12/2007	—		—		—	—		—		—		25,000	—	—	$116,000
President and Chief Financial Officer
Dan Tarantine,	—		(5)		(5)	$30,000	—		—		—		—	—	—	—
Interim Office of	12/12/2007	—		—		—		(6)		(6)	10,000	(6)	—	—	—	—
the President, Executive Vice President, Sales and Marketing
Hamid R. Shokrgozar,	12/12/2007	—		—		—		(6)		(6)	100,000	(6)	—	—	—	—
former President	12/12/2007	—		—		—	—		—		—		50,000	—	—	$232,000
and Chief	9/5/2008	—		—		—	—		—		—		—	150,000	7.25	$75,090
Executive Officer

(1)	Reflects cash incentive bonuses payable under our Executive Incentive Plan. A description of our Executive Incentive Plan is set forth in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

(2)	Reflects performance share awards granted in connection with our Executive Incentive Plan. As discussed in the section “Executive Compensation — Compensation Discussion and Analysis” of this proxy statement, the performance share awards granted in fiscal 2008 were cancelled in fiscal 2009 due to the significant changes in the business and senior management.

(3)	Reflects RSUs granted in connection with our Executive Incentive Plan. A description of our Executive Incentive Plan is set forth in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

(4)	Reflects the grant date fair value computed in accordance with FAS 123(R). The assumptions used to determine such values are described in Note 2 to the consolidated financial statements in the Corporation’s annual report on Form 10-K for the fiscal year ended September 27, 2008.

(5)	Cash incentive bonuses can be earned by Messrs. Derse and Tarantine under our incentive bonus plan based on certain minimum approved EBITDA amounts. The minimum EBITDA amounts were not met. However, due to the significant changes in the business and senior management, the individual performances of Messrs. Derse and Tarantine, and the determination that it was in the best interests of the Corporation to retain such officers, the Compensation Committee approved a discretionary cash bonus of $30,000 for each of Messrs. Derse and Tarantine.

(6)	The performance share awards granted in fiscal 2008 were cancelled in fiscal 2009 due to the significant changes in the business and senior management.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

		Option Awards					Stock Awards
										Equity
									Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive Plan			Number	Market	Plan Awards:	Market or
				Awards:			of Shares	Value of	Number of	Payout Value
				Number of			or Units	Shares or	Unearned	of Unearned
		Number of	Number of	Securities			of	Units of	Shares, Units	Shares, Units
		Securities	Securities	Underlying			Stock	Stock	or Other	or Other
		Underlying	Underlying	Unexercised	Option		That	That	Rights That	Rights That
		Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
		Options	Options	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Grant Date	# Exercisable	(#) Unexercisable(1)	(#)	($)	Date	(#)(2)	($)	(#)(3)	($)

Roger A. Derse,	5/26/2004	50,000	—	—	6.38	5/26/2014	—	—	—	—
Interim Office of the	12/15/2004	10,000	—	—	6.45	12/15/2014	—	—	—	—
President, Vice	9/12/2006	20,000	20,000	—	4.70	9/12/2016	—	—	—	—
President and Chief	12/12/2007	—	—	—	—	—	—	—	25,000	130,500
Financial Officer	12/12/2007	—	—	—	—	—	25,000	130,500	—	—
Dan Tarantine,	12/3/1998	50,000	—	—	1.125	12/3/2008	—	—	—	—
Interim Office of the	11/10/1999	20,000	—	—	2.75	11/10/2009	—	—	—	—
President, Executive Vice	11/10/2000	15,000	—	—	10.625	11/10/2010	—	—	—	—
President, Sales and	5/16/2001	40,000	—	—	3.83	5/16/2011	—	—	—	—
Marketing	12/15/2004	50,000	—	—	6.45	12/15/2014	—	—	—	—
	12/12/2007	—	—	—	—	—	—	—	10,000	52,200
Hamid R. Shokrgozar,	12/3/1998	150,000	—	—	1.125	11/28/2008	—	—	—	—
former President and	11/10/1999	125,000	—	—	2.75	11/10/2009	—	—	—	—
Chief Executive	11/10/1999	125,000	—	—	2.75	11/10/2009	—	—	—	—
Officer	5/16/2001	150,000	—	—	3.83	5/16/2011	—	—	—	—
	12/15/2004	150,000	—	—	6.45	12/15/2014	—	—	—	—
	12/12/2007	—	—	—	—	—	—	—	50,000	261,000
	9/5/2008	150,000	—	—	7.25	11/30/2010	—	—	—	—

(1)	Options generally vest pro-rata over a four-year period beginning on the first anniversary of the date of grant. Mr. Derse’s options vest at the rate of 25% after the first year and ratably thereafter for 36 months.

(2)	Mr. Derse’s RSUs vest over two years, with 50% vesting on the first-year anniversary of the date of grant and the remaining 50% vesting upon the end of the second-year anniversary of the date of grant.

(3)	Performance shares vest pursuant to the plan outlined in the section entitled “Compensation Discussion and Analysis” under the subheading Executive Incentive Plans for Fiscal 2008 and 2009.

Option Exercises and Stock Vested Table

The following table shows the number of shares acquired by the exercise of stock options and the vesting of restricted stock and performance shares by each of the Named Executive Officers during fiscal 2008, along with the value realized on such exercises or at the time of such vesting as calculated based on the difference between the market price of our stock at exercise or vesting and the option exercise or grant price. None of the Named Executive Officers exercised option awards during fiscal 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized On	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($)

Roger A. Derse, Interim Office of the President, Vice President and Chief Financial Officer	—	—	—	—
Dan Tarantine, Interim Office of the President, Executive Vice President, Sales and Marketing	—	—	—	—
Hamid R. Shokrgozar, former President and Chief Executive Officer	—	—	100,000	515,000

(1)	If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the employee executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	These awards for restricted stock and performance shares were vested pursuant to the Severance Agreement between Hamid R. Shokrgozar and the Corporation. See the subheading Employment and Severance Agreements for further discussion.

Potential Payments upon Termination of Employment or Change in Control

The tables below estimate certain payments that will be made to each of Messrs. Derse and Tarantine upon a termination of employment or change in control of the Corporation in the various circumstances listed. The table for each of these Named Executive Officers should be read together with the description of that officer’s new employment agreement in the section entitled Employment and Severance Agreements. Unless noted otherwise in the individual table, the major assumptions that are used in creating the tables are set forth directly below.

Date of Termination.  The tables assume that any triggering event (i.e., termination, resignation, change in control, death or disability) took place on January 21, 2009 with base salaries and incentive plans in effect on this date being used for purposes of any severance payout calculation. This date was selected to account for the new employment agreements entered into with each of our continuing Named Executive Officers.

Price Per Share of Common Stock.  Calculations requiring a per share stock price are made on the basis of the closing price of $3.80 per share of our common stock on the NASDAQ Global Market on January 21, 2009.

Change in Control.  No cash payment will be made solely because of a change in control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change in Control” require a double trigger of both a change in control and a termination without cause (or resignation with good reason). Messrs. Derse and Tarantine will receive the cash payments set forth below if such termination without cause (or resignation with good reason) occurs within one year of the effective date of a change in control.

Equity Acceleration upon a Change in Control.  All unvested stock options or other equity awards of Messrs. Derse and Tarantine vest automatically upon a change in control if they are employed by us on the date of the change in control. For purposes of the table under the heading “Change in Control,” it is assumed that all outstanding options (and other equity, as applicable) are accelerated upon a change in control.

Medical and Other Benefits.  The tables below do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in the section entitled Employment and Severance Agreements, Messrs. Derse and Tarantine are entitled to the continuation of medical benefits for a period of eighteen months upon a termination without cause or resignation within one year following a change in control.

Retirement.  The tables do not include specific treatment of a normal retirement.

The following table describes the potential payments upon a change in control of the Corporation for Roger A. Derse, a member of the Interim Office of the President and our Vice President and Chief Financial Officer.

			Termination				Termination for Cause,
	Termination		Following a				Disability, Death or
	Without		Change in		Change in		Voluntary Other Than for
Executive Benefits and	Cause		Control		Control		Good Reason
Payments Upon Termination	($)		($)		($)		($)

Cash Compensation:
Base Salary	240,500	(1)	360,750	(4)	—		—
Accrued, But Unused Vacation	21,773	(1)	21,773	(4)	—		21,773	(7)
Medical Benefits	10,404	(2)	15,606	(5)	—		—
Long-term Incentives:
Acceleration of Unvested Stock Options, Restricted Stock and Performance Shares	308,750	(3)	—		308,750	(6)	—

Total:	581,427		398,129		308,750		21,773

(1)	Mr. Derse’s severance payments following a termination without cause will include (i) any accrued but unused vacation, (ii) base salary through the date of termination (to the extent not theretofore paid) and (iii) the continuation of base salary for twelve months. The dollar value of Mr. Derse’s accrued but unused vacation as of January 21, 2009 was $21,773. Mr. Derse’s annual base salary is $240,500.

(2)	Mr. Derse’s severance payments following a termination without cause include COBRA continuation premiums up to 12 months, if he elects to continue the Corporation’s group health plans pursuant to his rights under COBRA. The monthly cost to the Corporation to furnish Mr. Derse with medical benefits is $867.

(3)	Mr. Derse’s severance payments following a termination without cause include the immediate vesting of all unvested stock options, unvested RSUs and any other unvested equity-based awards or grants previously granted. The amount shown represents the incremental difference between the market value and the cost of unvested options, restricted stock and performance shares for which vesting might be accelerated.

(4)	Mr. Derse’s severance payments following a termination without cause or for good reason within one year following a change in control of the Corporation will include (i) any accrued but unused vacation, (ii) base salary through the date of termination (to the extent not theretofore paid) and (iii) the continuation of base salary for eighteen months. The dollar value of Mr. Derse’s accrued but unused vacation as of January 21, 2009 was $21,773. Mr. Derse’s annual base salary is $240,500.

(5)	Mr. Derse’s severance payments following a termination without cause or for good reason within one year following a change in control of the Corporation include COBRA continuation premiums up to 18 months, if he elects to continue the Corporation’s group health plans pursuant to his rights under COBRA. The monthly cost to the Corporation to furnish Mr. Derse with medical benefits is $867.

(6)	Upon the occurrence of a change in control of the Corporation, all of Mr. Derse’s unvested stock options, unvested RSUs and any other unvested equity-based awards or grants previously granted will fully vest. The amount shown represents the incremental difference between the market value and the cost of unvested options, restricted stock and performance shares for which vesting might be accelerated.

(7)	Mr. Derse’s severance payments following a termination for cause, voluntarily for other than good reason or as a result of death or disability will include (i) any accrued but unused vacation and (ii) base salary through the date of termination (to the extent not theretofore paid). The dollar value of Mr. Derse’s accrued but unused vacation as of January 21, 2009 was $21,773.

The following table describes the potential payments upon a change in control of the Corporation for Dan Tarantine, a member of the Interim Office of the President and our Executive Vice President, Sales and Marketing.

			Termination				Termination for Cause,
	Termination		Following a				Disability, Death or
	Without		Change in		Change in		Voluntary Other Than for
Executive Benefits and	Cause		Control		Control		Good Reason
Payments Upon Termination	($)		($)		($)		($)

Cash Compensation:
Base Salary	256,000	(1)	384,000	(4)	—		—
Accrued, But Unused Vacation	31,933	(1)	31,933	(4)	—		31,933	(7)
Medical Benefits	3,960	(2)	5,940	(5)	—		—
Long-term Incentives:
Acceleration of Unvested Stock Options, Restricted Stock and Performance Shares	308,750	(3)	—		308,750	(6)	—

Total:	600,643		421,873		308,750		31,933

(1)	Mr. Tarantine’s severance payments following a termination without cause will include (i) any accrued but unused vacation, (ii) base salary through the date of termination (to the extent not theretofore paid) and (iii) the continuation of base salary for twelve months. The dollar value of Mr. Tarantine’s accrued but unused vacation as of January 21, 2009 was $31,933. Mr. Tarantine’s annual base salary is $256,000.

(2)	Mr. Tarantine’s severance payments following a termination without cause include COBRA continuation premiums up to 12 months, if he elects to continue the Corporation’s group health plans pursuant to his rights under COBRA. The monthly cost to the Corporation to furnish Mr. Tarantine with medical benefits is $330.

(3)	Mr. Tarantine’s severance payments following a termination without cause include the immediate vesting of all unvested RSUs and any other unvested equity-based awards or grants previously granted. The amount shown represents the incremental difference between the market value and the cost of unvested restricted stock and performance shares for which vesting might be accelerated.

(4)	Mr. Tarantine’s severance payments following a termination without cause or for good reason within one year following a change in control of the Corporation will include (i) any accrued but unused vacation, (ii) base salary through the date of termination (to the extent not theretofore paid) and (iii) the continuation of base salary for 18 months. The dollar value of Mr. Tarantine’s accrued but unused vacation as of January 21, 2009 was $31,933. Mr. Tarantine’s annual base salary is $256,000.

(5)	Mr. Tarantine’s severance payments following a termination without cause or for good reason within one year following a change in control of the Corporation include COBRA continuation premiums up to 18 months, if he elects to continue the Corporation’s group health plans pursuant to his rights under COBRA. The monthly cost to the Corporation to furnish Mr. Tarantine with medical benefits is $330.

(6)	Upon the occurrence of a change in control of the Corporation, all of Mr. Tarantine’s unvested RSUs and any other unvested equity-based awards or grants previously granted will fully vest. The amount shown represents the incremental difference between the market value and the cost of unvested restricted stock and performance shares for which vesting might be accelerated.

(7)	Mr. Tarantine’s severance payments following a termination for cause, voluntarily for other than good reason or as a result of death or disability will include (i) any accrued but unused vacation and (ii) base salary through the date of termination (to the extent not theretofore paid). The dollar value of Mr. Tarantine’s accrued but unused vacation as of January 21, 2009 was $31,933.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee was an officer or employee of the Corporation at any time during or prior to the 2008 fiscal year. During fiscal 2008, no current executive officer of the Corporation served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT(1)

The Audit Committee of the Board has furnished the following report on the Corporation’s audit procedures and its relationship with its independent registered public accounting firm for the twelve-month period ended September 27, 2008.

The Audit Committee has reviewed and discussed with the Corporation’s management and Grant Thornton LLP the audited financial statements and the audit of the effectiveness of internal control over financial reporting of the Corporation contained in the Corporation’s Annual Report on Form 10-K for the Corporation’s 2008 fiscal year. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Corporation’s financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with Grant Thornton LLP its independence from the Corporation.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for its 2008 fiscal year for filing with the SEC.

Audit Committee
Jack A. Henry (Chairman)
Paul D. Quadros
Thomas J. Toy
Melvin L. Keating

(1) The Audit Committee Report does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Corporation specifically incorporates these committee reports information by reference into a filing under such acts.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP BY MANAGEMENT

The following table sets forth the beneficial ownership of the Corporation’s Common Stock for (i) each of the Corporation’s current directors; (ii) each of the Corporation’s Named Executive Officers; (iii) each beneficial owner of more than five percent of the Common Stock; and (iv) all current directors and executive officers of the Corporation as a group. All such information reflects beneficial ownership as of March 20, 2009, as known by the Corporation. On such date, the number of shares of common stock outstanding was approximately 22,901,331.

	Amount and Nature of
	Beneficial
Name and Address of Beneficial Owner(1)	Ownership(2)		Percent of Class(3)

Roger A. Derse	99,166	(4)	*
Dan Tarantine	138,500	(5)	*
Jack A. Henry	68,500	(6)	*
Brian R. Kahn	803,700	(7)	3.5%
Melvin L. Keating	9,000		*
Paul D. Quadros	65,000	(8)	*
Thomas M. Reahard	145,000	(9)	*
Thomas J. Toy	120,000	(10)	*
Edward A. White **	757,166	(11)	3.3%

Executive Officers and Directors as a group (9 persons)	2,206,032		9.6%
Dimensional Fund Advisors LP	1,988,424	(12)	8.7%
Wynnefield Partners Small Cap Value LP	1,427,001	(13)	6.2%
Signia Capital Management LLC	2,456,132	(14)	10.7%

*	Represents less than 1% of the class.

**	Subject to a Rule 10b5-1 Plan.

(1)	Unless otherwise noted, the address of each listed shareholder is 3601 East University Drive, Phoenix, Arizona 85034.

(2)	Unless otherwise noted, the Corporation believes that all persons named in the table have sole voting and investment power with respect to all shares of the Common Stock that are beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days after March 20, 2009 upon the exercise of options or other such rights.

(3)	Each owner’s percentage ownership is determined by assuming that options held by such person (but not those held by any other person), which are exercisable within 60 days after March 20, 2009 have been exercised.

(4)	Shares beneficially owned by Mr. Derse include the following options that are currently exercisable or that will become exercisable within 60 days after March 20, 2009: options to purchase 60,000 shares of Common Stock granted under the Corporation’s 2000 Broad Based Non-Qualified Stock Plan and options to purchase 26,666 shares of Common Stock granted under the Corporation’s 1994 Employee Stock Option Plan.

(5)	Shares beneficially owned by Mr. Tarantine include the following options that are currently exercisable or that will become exercisable within 60 days after March 20, 2009: options to purchase 35,000 shares of Common Stock granted under the Corporation’s 1994 Flexible Stock Plan and options to purchase 90,000 shares of Common Stock granted under the Corporation’s 2000 Broad Based Non-Qualified Stock Plan.

(6)	Shares beneficially owned by Mr. Henry include the following options that are currently exercisable or that will become exercisable within 60 days after March 20, 2009: options to purchase 45,000 shares of Common Stock granted under the Corporation’s 2001 Directors Stock Option Plan. It also includes 2,500 shares of restricted stock granted under the Corporation’s 2006 Director Restricted Stock Plan that will vest within 60 days after March 20, 2009.

(7)	The 803,700 shares of common stock beneficially owned by Mr. Kahn are held in the name of Caiman Partners L.P., of which Mr. Kahn has sole voting power.

(8)	Shares beneficially owned by Mr. Quadros include the following options that are currently exercisable or that will become exercisable within 60 days after March 20, 2009: options to purchase 45,000 shares of Common Stock granted under the Corporation’s 2001 Directors Stock Option Plan. It also includes 2,500 shares of restricted stock granted under the Corporation’s 2006 Director Restricted Stock Plan that will vest within 60 days after March 20, 2009.

(9)	Shares beneficially owned by Mr. Reahard include the following options that are currently exercisable or that will become exercisable within 60 days after March 20, 2009: options to purchase 5,000 shares of Common Stock granted under the Corporation’s 1992 Directors Stock Option Plan and 90,000 shares of Common Stock granted under the Corporation’s 2001 Directors Stock Option Plan. It also includes 2,500 shares of restricted stock granted under the Corporation’s 2006 Director Restricted Stock Plan that will vest within 60 days after March 20, 2009.

(10)	Shares beneficially owned by Mr. Toy include the following options that are currently exercisable or that will become exercisable within 60 days after March 20, 2009: options to purchase 5,000 shares of Common Stock granted under the Corporation’s 1992 Directors Stock Option Plan and options to purchase 90,000 shares of Common Stock granted under the Corporation’s 2001 Directors Stock Option Plan. It also includes 2,500 shares of restricted stock granted under the Corporation’s 2006 Director Restricted Stock Plan that will vest within 60 days after March 20, 2009.

(11)	Shares beneficially owned by Mr. White include the following options that are currently exercisable or that will become exercisable within 60 days after March 20, 2009: options to purchase 5,000 shares of Common Stock granted under the Corporation’s 1992 Directors Stock Option Plan and options to purchase 75,000 shares of Common Stock granted under the Corporation’s 2001 Directors Stock Option Plan. It also includes 2,500 shares of restricted stock granted under the Corporation’s 2006 Director Restricted Stock Plan that will vest within 60 days after March 20, 2009.

(12)	Shares beneficially owned by Dimensional Fund Advisors LP were determined based solely on our review of a Schedule 13G filed February 9, 2009 with the SEC. Dimensional Fund Advisors LP is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(13)	Shares beneficially owned by Wynnefield Partners Small Cap Value LP were determined based solely on our review of a Schedule 13D filed February 10, 2009 with the SEC. Wynnefield Partners Small Cap Value LP is located at One Penn Plaza, Suite 4720, New York, NY 10119.

(14)	Shares beneficially owned by Signia Capital Management LLC were determined based solely on our review of a Schedule 13G filed February 13, 2009 with the SEC. Signia Capital Management LLC is located at 108 N Washington St, Suite 305, Spokane, WA 99201.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has established policies and other procedures regarding approval of transactions between the Corporation and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our Code of Ethics and Business Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, we enter into such transactions only on terms that we believe are at least as favorable to the Corporation as those that we could obtain from an unrelated third party.

During the prior fiscal year, the Corporation was not involved in any transactions with related persons, which includes our directors, executive officers or shareholders known to us to beneficially own more than five percent of our outstanding common stock requiring disclosure under applicable securities regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, officers and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of any equity securities of the Corporation.

To the Corporation’s knowledge, based solely on review of the copies of such reports furnished to the Corporation, all officers, directors and beneficial owners of greater than ten percent of the Corporation’s equity securities, made all required filings under Section 16(a) on a timely basis, except for the following: two Form 4’s filed on December 18, 2007 for restricted stock that was awarded to Hamid R. Shokrgozar and Roger A. Derse on December 12, 2007 and two Form 4’s filed on February 7, 2008 for stock options exercised by Edward A. White and Thomas M. Reahard on January 25, 2008.

OTHER MATTERS

The Board does not know of any other matters, which are likely to be brought before the Annual Meeting. In the event that any other matter properly comes before the Annual Meeting, the proxy holders will vote the enclosed proxy in accordance with their judgment on such matters.

A copy of the White Electronic Designs Corporation Annual Report to Shareholders for the fiscal year ended September 27, 2008 accompanies this Proxy Statement. The Annual Report includes the Corporation’s Annual Report on Form 10-K for such fiscal year, without exhibits, substantially as filed with the SEC. Copies of the omitted exhibits are available for a fee equal to the Corporation’s reasonable expenses in furnishing such exhibits. Shareholders desiring copies of any of the above mentioned documents should address a written request to Mr. Roger A. Derse, Secretary, White Electronic Designs Corporation, 3601 East University Drive, Phoenix, Arizona 85034, and are asked to mark “2008 10-K Request” on the outside of the envelope containing the request. Our telephone number is (602) 437-1520.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals of shareholders intended to be included in the proxy materials, including director nominee recommendations, relating to the 2010 annual meeting of shareholders, must be received by the Secretary at White Electronic Designs Corporation’s offices at 3601 East University Drive, Phoenix, Arizona 85034 prior to October 1, 2009, and must otherwise comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. A shareholder proposal submitted other than pursuant to Rule 14a-8 will be timely if submitted to the Corporation consistent with our Amended and Restated Bylaws. If a proposal is not submitted timely or otherwise does not comply with our Bylaws, the proxy holders named in the Corporation’s proxy statement for the 2010 annual meeting of shareholders will use discretionary authority to vote as the Board recommends with respect to any such proposal subsequently raised at that meeting. The Secretary will forward all director nominee recommendations to the Corporate Governance and Nominating Committee for its review.

By Order of the Board of Directors,

ROGER A. DERSE
Interim Office of the President,
Vice President and Chief Financial Officer,
Secretary and Treasurer

April 9, 2009

APPENDIX A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
WHITE ELECTRONIC DESIGNS CORPORATION
As Amended and Restated May [7], 2009

ARTICLE 1

IDENTIFICATION

Section 1.01.  Name.  The name of the Corporation is White Electronic Designs Corporation (the “Corporation”).

ARTICLE 2

PURPOSE AND POWERS

Section 2.01.  Purpose.  The purpose for which the Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law, as amended (the “Act”).

Section 2.02.  Powers.  The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles.

ARTICLE 3

PERIOD OF EXISTENCE

Section 3.01.  Period.  The period during which the Corporation shall continue is perpetual.

ARTICLE 4

REGISTERED OFFICE AND REGISTERED AGENT

Section 4.01.  Registered Office and Agent.  The name of the registered agent and the street address of the registered office of the Corporation are as follows:

CT Corporation System
251 E. Ohio Street Suite 1100
Indianapolis, Indiana 46204

ARTICLE 5

TERMS OF SHARES

Section 5.01.  Number of Shares.  The total number of shares the Corporation shall have authority to issue is sixty one million (61,000,000) shares.

Section 5.02.  Preferred Stock.  One Million (1,000,000) of the shares that the Corporation has authority to issue constitute a separate and single class of shares known as preferred stock, which may be issued in one or more series (“Preferred Stock”) . The Board of Directors of the Corporation is vested with authority to determine and state the designations and the relative preferences, limitations, voting rights, if any, and other rights of each such series by the adoption and filing in accordance with the Act, before the issuance of any shares of such series, of an amendment or amendments to these Articles determining the terms of such series. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

Section 5.03.  Common Stock.  All of the remaining shares (60,000,000) that the Corporation has authority to issue constitute a separate and single class of shares known as common stock, which shall have no par value and shall not be issued in series (“Common Stock”). All shares of Common Stock shall be identical with each other in all respects. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders. Shares of Common Stock may be issued by the Corporation for such an amount of consideration as may be fixed from time to time by the Board of Directors.

Section 5.04.  Record Ownership of Shares or Rights.  The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE 6

DIRECTORS

Section 6.01.  Number and Qualification.  The number of directors of the Corporation shall be specified, from time to time, by the Code of By-Laws (the “By-Laws”), which number may be increased or decreased from time to time by amendment of the By-Laws. Directors need not be shareholders of the Corporation.

ARTICLE 7

BY-LAWS; INDEMNIFICATION; AMENDMENTS OF ARTICLES

Section 7.01.  By-Laws.  The Board of Directors of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the By-Laws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Directors at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the By-Laws. Notwithstanding the foregoing, the holders of Common Stock of the Corporation shall also have the power to make, alter, amend or repeal the By-Laws of the Corporation by the affirmative vote of the holders of a majority of Common Stock issued and outstanding at the time of such action.

Section 7.02.  Indemnification.  The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the Corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by Indiana Code Section 23-1-37-12, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth in Indiana Code Section 23-1-37-8. The indemnification and advancement of expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding upon compliance with the provisions of Indiana Code Section 23-1-37-10. The Corporation also may purchase and maintain insurance on behalf of an individual specified In Indiana Code Section 23-1-37-14 against liability asserted against or incurred by such individual in any of the capacities specified in such Section or arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the Act. All references in this paragraph to

Chapter 37 of the Act shall be deemed to include any amendment or successor thereto. When a word or phrase used in this paragraph is defined in Chapter 37 of the Act, such word or phrase shall have the same meaning in this Section that it has in Chapter 37 of the Act unless the context otherwise requires. Nothing contained in this paragraph shall limit or preclude the exercise of any right relating to indemnification or advance of expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in this Section to “director,” “officer,” “employee” and “agent” shall include the heirs, estate, executors, administrators and personal representatives of such persons.

Section 7.03.  Amendments of Articles.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, or in any amendment hereto, or to add any provision to these Articles or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of the Act or any amendment thereto, or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon shareholders in these Articles or any amendment hereto are granted subject to this reservation.

ANNUAL MEETING OF SHAREHOLDERS OF
WHITE ELECTRONIC DESIGNS CORPORATION
May 7, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://investor.whiteedc.com/financials.cfm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BELOW PROPOSALS.
ALL SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES AND PROPOSALS UNLESS OTHERWISE INDICATED.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect seven directors of the Corporation.

☐	FOR ALL NOMINEES	NOMINEES: ¡ Jack A. Henry ¡ Brian R. Kahn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Melvin L. Keating ¡ Paul D. Quadros ¡ Thomas M. Reahard
☐	FOR ALL EXCEPT (See instructions below)	¡ Thomas J. Toy ¡ Edward A. White

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Corporation and its subsidiaries for the fiscal year ending September 30, 2009.	☐	☐	☐

3.
To amend the Corporation’s Amended and Restated Articles of Incorporation to provide, among other things, that the Corporation’s shareholders representing a majority of the Corporation’s outstanding shares of common stock may amend the Corporation’s Amended and Restated Bylaws.
		☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.
PLEASE VOTE, SIGN, DATE, AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WHITE ELECTRONIC DESIGNS CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 2009
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
The undersigned hereby names, constitutes and appoints ROGER A. DERSE AND DAN V. TARANTINE, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of White Electronic Designs Corporation held of record by the undersigned as of the close of business on March 20, 2009 on behalf of the undersigned at the Annual Meeting of Shareholders to be held at 3601 East University Drive, Phoenix, Arizona 85034, on May 7, 2009 at 11:00 a.m. Mountain Standard time. This proxy shall also be valid for any adjournments thereof. This proxy authorizes Mr. Derse and Mr. Tarantine, and each of them, to vote on the matters set forth on the reverse side and more fully described in the accompanying Proxy Statement. This proxy hereby revokes any proxy previously given by the undersigned as to these matters.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
WHITE ELECTRONIC DESIGNS CORPORATION
May 7, 2009

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.whiteedc.com/financials.cfm
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BELOW PROPOSALS.
ALL SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES AND PROPOSALS UNLESS OTHERWISE INDICATED.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect seven directors of the Corporation.

☐	FOR ALL NOMINEES	NOMINEES: ¡ Jack A. Henry ¡ Brian R. Kahn
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Melvin L. Keating ¡ Paul D. Quadros ¡ Thomas M. Reahard
☐	FOR ALL EXCEPT (See instructions below)	¡ Thomas J. Toy ¡ Edward A. White

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Corporation and its subsidiaries for the fiscal year ending September 30, 2009.	☐	☐	☐

3.
To amend the Corporation’s Amended and Restated Articles of Incorporation to provide, among other things, that the Corporation’s shareholders representing a majority of the Corporation’s outstanding shares of common stock may amend the Corporation’s Amended and Restated Bylaws.
		☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.
PLEASE VOTE, SIGN, DATE, AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.